Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2012 FIRST QUARTER RESULTS

ARMONK, NY, May 10, 2012 — VISANT CORPORATION today announced results for its first fiscal quarter ended March 31, 2012, including consolidated net sales of $258.8 million, compared to $250.7 million for its first fiscal quarter ended April 2, 2011, an increase of approximately 3%. Visant reported a consolidated net loss of $10.1 million for the first quarter of 2012 compared to a net loss of $18.5 million for the first quarter of 2011. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $50.2 million for the first fiscal quarter of 2012, an increase of $1.4 million compared to consolidated Adjusted EBITDA of $48.8 million for the first fiscal quarter of 2011.

Net sales for the Scholastic segment were $155.4 million, a decrease of 1% compared to $156.3 million for the first fiscal quarter of 2011. This decrease was primarily attributable to lower volume in certain products.

Net sales for the Memory Book segment were $5.5 million and essentially flat year-over-year when compared to $5.6 million for the first fiscal quarter of 2011.

Net sales for the Marketing and Publishing Services segment increased $9.0 million, or 10%, to $97.9 million from $88.9 million for the first fiscal quarter of 2011. This increase was primarily attributable to significantly higher volume in our sampling operations, including the incremental impact from the acquisition of Color Optics, Inc. and the volume from our Latin American sampling operations, the results of which were recognized beginning in the second quarter of 2011, offset somewhat by lower volume in our direct mail operations.

The Scholastic segment reported Adjusted EBITDA of $34.0 million for the first fiscal quarter of 2012, which is unchanged from the first fiscal quarter of 2011.

Adjusted EBITDA for the Memory Book segment was a loss of $7.3 million, a decrease in Adjusted EBITDA of $2.1 million compared to a loss of $5.2 million for the first fiscal quarter of 2011. This decrease was primarily due to higher pension expense and the timing of certain operating expenses between the first and second quarter of 2012.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $23.5 million, an increase of $3.5 million compared to $20.0 million for the first fiscal quarter of 2011. This increase was due to higher volume in our sampling operations.

As of March 31, 2012, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,937.8 million, including $13.4 million of capital lease and equipment financing obligations and exclusive of original issue discount of $18.4 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of March 31, 2012 totaled $58.8 million.

Visant has provided a reconciliation of net loss to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 9:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	March 31, 2012	April 2, 2011
Net sales	$258,803	$250,738
Cost of products sold	126,619	119,903

Gross profit	132,184	130,835
Selling and administrative expenses	110,938	116,685
Gain on disposal of fixed assets	(1,838)	(61)
Special charges (1)	1,490	2,763

Operating income	21,594	11,448
Interest expense, net	39,476	42,599

Loss before income taxes	(17,882)	(31,151)
Benefit from income taxes	(7,745)	(12,677)

Net loss	$(10,137)	$(18,474)

Adjusted EBITDA (2)	$50,200	$48,788

Adjusted EBITDA Reconciliation:
In thousands
Net loss	$(10,137)	$(18,474)
Interest expense, net	39,476	42,599
Benefit from income taxes	(7,745)	(12,677)
Depreciation and amortization expense	25,998	26,465

EBITDA	47,592	37,913

Special charges (1)	1,490	2,763
Gain on disposal of fixed assets	(1,838)	(61)
Stock-based compensation (3)	107	2,512
Costs related to term loan facility repricing (4)	—	3,791
Other (5)	2,849	1,870

Adjusted EBITDA (2)	$50,200	$48,788

(1)	Special charges for the first fiscal quarter ended March 31, 2012 included $1.5 million of costs in the Marketing and Publishing Services segment, consisting of $1.3 million of severance and related benefits associated with reductions in force and approximately $0.2 million of non-cash asset related impairment charges.

Special charges for the first fiscal quarter ended April 2, 2011 included $1.7 million of costs in the Marketing and Publishing Services segment, consisting of $0.3 million of severance and related benefits associated with reductions in force and approximately $1.4 million of non-cash asset related impairment charges associated with the sale of one of our owned facilities. Also included in special charges for the first fiscal quarter ended April 2, 2011 were $0.8 million and $0.3 million of severance and related benefits associated with reductions in force in our Scholastic segment and Memory Book segment, respectively.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Costs associated with the repricing of Visant’s outstanding senior secured term loan facility completed on March 1, 2011.

(5)	Other charges for the quarter ended March 31, 2012 included $1.1 million and $0.3 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Marketing and Publishing Services segment and the Memory Book segment, respectively. Also included is $0.9 million of management fees, $0.1 million of consulting fees and $0.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended April 2, 2011 included $0.9 million of management fees, $0.6 million of consulting fees and $0.4 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	March 31, 2012	April 2, 2011	$ Change	% Change
Net sales
Scholastic	$155,401	$156,282	$(881)	(1%)
Memory Book	5,523	5,572	(49)	(1%)
Marketing and Publishing Services	97,891	88,890	9,001	10%
Inter-segment eliminations	(12)	(6)	(6)	NM

	$258,803	$250,738	$8,065	3%

Adjusted EBITDA
Scholastic	$34,017	$33,983	$34	0%
Memory Book	(7,343)	(5,225)	(2,118)	(41%)
Marketing and Publishing Services	23,526	20,030	3,496	17%

	$50,200	$48,788	$1,412	3%

Adjusted EBITDA margin	19.4%	19.5%

NM = not meaningful